Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Veru Inc. (formerly known as The Female Health Company) of our report dated December 12, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Veru Inc. (formerly known as The Female Health Company), appearing in the Annual Report on Form 10-K of Veru Inc. (formerly known as The Female Health Company) for the year ended September 30, 2016.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

October 25, 2017